Exhibit 2

Ted D. Kellner

790 North Water Street, Suite 2175

Milwaukee, WI 53202

August 4, 2023

VIA OVERNIGHT DELIVERY AND EMAIL

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, Florida 34473

Attn: Secretary

Secretary@aimimmuno.com

Re:	Notice of Stockholder Intent to Nominate Individuals for Election as Director at the 2023 Annual Meeting of Stockholders of AIM ImmunoTech Inc.

Dear Secretary,

This letter serves as notice to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), as to the nomination by Ted D. Kellner (the “Nominating Stockholder”), as the record holder of shares of the Company’s common stock, par value $0.001 per share (“the “Common Stock”), of the nominees specified herein for election to the Board of Directors of the Company (the “Board”), and the reservation of the right to nominate additional nominees for election to the Board in the event the size of the Board is increased, at the 2023 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, modifications or continuations thereof (the “Annual Meeting”).

This letter and all Exhibits attached hereto are collectively referred to as the “Notice.”

Through this Notice, the Nominating Stockholder hereby nominates, and notifies you of his intent to nominate at the Annual Meeting, himself, Todd Deutsch and Robert L. Chioini as nominees (the “Stockholder Nominees”) to be elected to the Board at the Annual Meeting. As of the date hereof, to the knowledge of the Nominating Stockholder, based on publicly available information, including that contained in the Company’s Form 10-K filed on March 31, 2023 and other filings with the Securities and Exchange Commission (the “SEC”), the current Board consists of four members, each of whom was elected to serve until the next Annual Meeting of Stockholders, or until his or her earlier resignation, removal from office, death or incapacity. In the event that the Board increases the size of the Board so that more than four directors are to be elected at the Annual Meeting by holders of the Common Stock, the Nominating Stockholder reserves the right to nominate additional persons to be elected (each, an “Additional Nominee”). Additionally, if, due to death, disability, or otherwise any Stockholder Nominee or Additional Nominee is unable to stand for election at the Annual Meeting, or for good cause will not serve, the Nominating Stockholder reserves the right to nominate one or more alternate nominees, as applicable, in place of such Stockholder Nominee(s) or Additional Nominee(s) (each, an “Alternate Nominee,” and together with the Additional Nominee(s), the “Vacancy Nominees”).

In either event, the Nominating Stockholder will give notice to the Company prior to the Annual Meeting of his intent to nominate any Vacancy Nominees at the Annual Meeting (and with respect to any Additional Nominee, within the time period required by the Company’s Restated and Amended Bylaws (the “Bylaws”)). Except where the context otherwise requires, the term “Stockholder Nominee” as used in this Notice shall be deemed to include one or more of the Vacancy Nominees, as applicable. Notwithstanding the foregoing, the Nominating Stockholder reserves the right to withdraw the nomination of one or more Stockholder Nominees or Vacancy Nominees at any time and will give prompt notice to the Company of such withdrawal. Additional nominations made pursuant this paragraph are without prejudice to the position of the Nominating Stockholder that any attempt to increase the size of the current Board or classify the Board may constitute an unlawful manipulation of the Company’s corporate machinery.

This Notice shall also constitute the notice required by Rule 14a-19(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on behalf of the Nominating Stockholder and Stockholder Nominees.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any Stockholder Nominee nominated by the Nominating Stockholder at the Annual Meeting, or if any Stockholder Nominee shall be unable to stand for election or will not serve for any reason, this Notice shall continue to be effective with respect to all remaining matters, including without limitation, the remaining Stockholder Nominee(s) and as to any Vacancy Nominee(s).

The Nominating Stockholder reserves the right to challenge any action that may be taken by the Company or the current Board, including any amendment to its Bylaws, to prevent the Nominating Stockholder from nominating the Stockholder Nominees at the Annual Meeting or that would contravene or have the effect of invalidating any portion of this Notice. The Nominating Stockholder also reserves the right to challenge the validity of the existing Bylaws or any provision thereof and the provision of information herein shall not be deemed to be a waiver of such right.

Below please find information required by Section 1.4(c) of the Bylaws. The relevant language from the Bylaws is provided in bold font, followed by responsive information. Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice, whether specifically set forth or not (and regardless of whether an express cross-reference is included, which in certain cases has been included solely for convenience). In addition, in providing the information herein, the Nominating Stockholder has attempted to be overinclusive and transparent. However, nothing herein shall be deemed to be an admission that any such information is required by the Bylaws or applicable law or that Section 1.4(c) of the Bylaws is valid.

The Nominating Stockholder has had a distinguished fifty-year career in business and investing. Through his founding of Fiduciary Management, Inc. and overseeing its growth for decades, his service on the boards of well-known and sophisticated financial services organizations and his active involvement with, and significant support of, numerous charitable causes, he has an established record of achievement and integrity. The Nominating Stockholder believes that he and the other Stockholder Nominees can provide significant value to the Company and its stockholders in seeking to turn around its fortunes and finally unlock its potential. If the Board is willing to engage in good faith, constructive discussions about the matters specified herein, the Nominating Stockholder would welcome such discussions. However, if the Board continues to resort to attacks and entrenchment efforts, the Nominating Stockholder intends to dedicate whatever resources are necessary to protect his rights as a significant stockholder of the Company.

(c)	To be in proper form, a Noticing Stockholder’s notice to the Secretary of the Corporation of any Stockholder Proposal pursuant to this Section 1.4 shall also set forth:

(1) as to each person the Noticing Stockholder proposes to nominate for election or for re-election as a director of the Corporation (each such person, a “Stockholder Nominee”):

(A) the full legal name (and any alias names used), age, business address and residence address of the Stockholder Nominee;

Ted Douglas Kellner, age 77

Business Address:

790 North Water Street, Suite 2175

Milwaukee, WI 53202

Residence Address:

5112 W Highland Road

Mequon, WI 53092

Todd Adam Deutsch, age 51

Business and Residence Address:

7 Old Wagon Lane

Old Westbury, NY 11568

Robert Louis Chioini, age 59

Business and Residence Address:

1530 Forest Bay Ct.

Wixom, MI 48393

(B) a complete biography and statement of the Stockholder Nominee’s qualifications, including the principal occupation or employment of the Stockholder Nominee (at present and for the past five (5) years);

Ted D. Kellner, age 77, currently manages his personal and family investments after retiring in 2017 from his career as a portfolio manager at Fiduciary Management, Inc., an investment management firm that he founded in 1980. Fiduciary Management, Inc. currently manages approximately $14 billion in assets, pension and profit-sharing trusts, Taft-Hartley and public funds, endowments and personal trusts throughout the United States. He is also the Executive Chairman and Treasurer of Fiduciary Real Estate Development Inc., a business founded by Mr. Kellner in 1984 that owns and manages over $1.8 billion in multi-family residential units. Mr. Kellner previously served as a director of Metavante Technologies, Inc., a then publicly-traded company that provided banking and payments technologies to financial services firms, from 2007 to 2009, and Marshall & Ilsley Corporation, a then publicly-traded bank and financial holding company, from 2000 to 2011. He also served as a director of each of the American Family Mutual Insurance Company from 2001 to 2018, and currently serves on the board of the Kelben Foundation, a family foundation focused on education and health programs. In addition, Mr. Kellner has received the Chartered Financial Analyst designation from the CFA Institute. Mr. Kellner is qualified to serve as a director due to his 50 years of investment and financial experience, and substantial senior management experience.

Todd Deutsch, age 51, is a private investor and entrepreneur. Since 2012, Mr. Deutsch has managed his family office. From 2009 to 2012, Mr. Deutsch was the Portfolio Manager/Principal at Bascom Hill Partners, a wealth management services company. Prior to running his family office and Bascom Hill Partners, Mr. Deutsch spent 20 years as a trader with Goldman Sachs and various hedge funds. Mr. Deutsch has been a member of the Esquire Financial Holdings, Inc., a publicly-traded financial holding company, board of directors since 2015 and serves on its Compensation Committee. Mr. Deutsch is qualified to serve as a director due to his extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Robert L. Chioini, age 59, is the Managing Member of Bright Rock Holdings, LLC, a consultancy business founded by Mr. Chioini in 2019 that helps pharmaceutical drug and medical device companies successfully grow their businesses by providing financing, public listing, management, operations, licensing, clinical drug development, medical device development and corporate governance assistance, among other things. Mr. Chioini served as the Chief Executive Officer and a director of SQI Diagnostics, Inc. (OTCQX-US: SQIDF/TSX- V: SQD) from 2020 to 2021, a publicly-traded, vertically integrated diagnostic medical device company servicing the U.S. and Canadian diagnostic healthcare markets, where he provided executive leadership and revamped the business leading to a 200% increase in company valuation to a $155 million market capitalization. Mr. Chioini served as Chairman of the Board and Chief Executive Officer of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell”), a publicly-traded pharmaceutical drug and medical device company that Mr. Chioini founded, from 1995 to 2018, where he provided executive leadership and built the business into a successful, publicly traded, vertically integrated company with four manufacturing plants, five distribution facilities and 330 employees servicing the U.S. and global dialysis healthcare markets becoming the 2nd largest dialysate supplier in U.S. that reached $980 million in valuation in 2015. At Rockwell, Mr. Chioini obtained 14 new U.S. FDA medical device approvals, assembled top- level clinical talent and successfully raised over $150 million to fund and execute successful human clinical studies for drug development and obtained four new U.S. FDA drug approvals (3- NDA, 1-ANDA). In addition, he managed global business development for Rockwell and secured multiple exclusive license agreements to commercialize products internationally that realized in aggregate approximately $100 million in upfront cash payments and milestone payments, plus ongoing sales royalties, drug purchases, profit split and equity purchase, with companies like Baxter International, Inc. and Wanbang Biopharmaceutical (a subsidiary of Shanghai Fosun Pharmaceutical Group Co., Ltd.). Mr. Chioini was responsible for leading all operations and strategic direction for Rockwell with full accountability for bottom-line factors. Mr. Chioini is qualified to serve as a director due to his experience spanning all phases of starting and building a business, from inception into a successful, vertically integrated, publicly-traded pharmaceutical drug and medical device company, which included leading successful clinical development programs that resulted in four FDA approved drugs and multiple license partner agreements.

(C) the Specified Information (as defined below) for the Stockholder Nominee and any member of the immediate family of such Stockholder Nominee, or any person acting in concert with such Stockholder Nominee;

See the information under question 3(B) below.

(D) a complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among any two or more of any Holder, any Stockholder Associated Person (as such terms “Holder” and “Stockholder Associated Person” are defined in this Section 1.4), any Stockholder Nominee, any immediate family member of such Stockholder Nominee, any Affiliate or Associate of such Stockholder Nominee, any person or entity acting in concert with any of the foregoing persons or entities with respect to the nominations or the Corporation (including the full legal name (and any alias names) of any such person or entity acting in concert), and/or any other person or entity (including the full legal name (and any alias names) of any such person or entity), existing presently or existing during the prior twenty-four (24) months relating to or in connection with the nomination of any Stockholder Nominee or any other person or persons for election or re-election as a director of the Corporation, or pursuant to which any such nomination or nominations are being made, or relating to or in connection with the funding or financing of any nomination or nominations of any person or persons (including, without limitation, any Stockholder Nominee) for election or re-election to the Board of Directors, including, without limitation, the funding or financing of any proxy solicitation or litigation relating to such nomination or nominations;

Group Agreement among Nominating Stockholder and Stockholder Nominees

On July 26, 2023, the Nominating Stockholder and the other Stockholder Nominees entered into a Group Agreement (the “Group Agreement”) reflecting their agreement to act together with respect to the Company and defining their obligations to each other. The Group Agreement generally provides that each of the parties will coordinate their activities and communications relating to the Company and all parties agreed not to take specified actions without the agreement of all parties. In addition, each party made representations as to their respective beneficial ownership of Company securities and agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the other parties. The Group Agreement establishes how the parties would share and allocate expenses incurred by them in connection with their coordinated activities with respect to the Company, as well as how reimbursement from the Company would be allocated among them. In addition, the parties agreed that they intend to seek reimbursement from the Company for their expenses, as well as expenses incurred by the ASFV Committee (as defined below) and related participants in connection with their nominations and solicitation (including related litigation costs) for the Company’s 2022 Annual Meeting of Stockholders The foregoing summary is qualified by reference in its entirety by the terms and conditions of the Group Agreement, a copy of which (along with a related customary joint filing agreement between Mr. Kellner and Mr. Deutsch) was publicly filed with the SEC and can be found here https://www.sec.gov/Archives/edgar/data/946644/000119312523196184/d538857dsc13d.htm.

The Nominating Stockholder and other Stockholder Nominees jointly engaged BakerHostetler on July 17, 2023 to represent them in connection with the matters addressed herein and otherwise relating to the Company. On July 28, 2023, they jointly engaged Abrams & Bayliss LLP for the same reasons. They also expect to engage a proxy solicitor firm in connection with their efforts.

Mr. Chioini has spoken to different individuals regarding potential financial support of this nomination notice and related matters but does not currently have any arrangement, understanding, or agreement with any other persons or entities not described herein. Mr. Chioini has considered a variety of strategic business transactions that may benefit the company, but does not currently have any arrangement, understanding, or agreement with any other persons or entities not described herein. Nor does Mr. Chioini have any plans or proposals for such transactions.

2022 Group Agreement

On July 8, 2022, Jonathan Thomas Jorgl submitted a notice to the Company of his intent to nominate both Mr. Chioini and Yehuda Michael Rice at the 2022 Annual Meeting of Stockholders of the Company. In the weeks prior to this submission, Mr. Chioini coordinated with both Mr. Jorgl and Mr. Rice to bring about these nominations and, although they did not have formal arrangements or agreements in place and at the time it was uncertain how a proxy contest (including any as-yet unforeseen related litigation), if it occurred, would be funded, and Mr. Chioini ensured Mr. Jorgl he would not be responsible for expenses.

On July 11, 2022, Mr. Paul D. Tusa a founder of consulting firm River Rock Advisors LLC (“River Rock”) was contacted by Mr. Michael J. Xirinachs, a friend of Mr. Tusa, asking if River Rock, wanted to be involved in a potential consulting agreement and investment opportunity involving the Company that would involve Mr. Jorgl, Mr. Rice, and Mr. Chioini. That same day, Mr. Xirinachs introduced Mr. Tusa to Mr. Chioini, and Mr. Chioini then spoke with Mr. Tusa to discuss potential funding associated with the nomination effort.

On July 27, 2022, Mr. Chioini, together with Mr. Jorgl, Mr. Rice and River Rock, entered into an agreement to formalize the relationships that had developed in the prior weeks (the “2022 Group Agreement”). Among other things, the 2022 Group Agreement initially provided that River Rock would bear expenses incurred in connection with the activities of the group, including the solicitation of proxies for use at the 2022 Annual Meeting of Stockholders of the Company, with the other parties contributing at their discretion. Mr. Tusa’s financial circumstances changed and ultimately, River Rock did not end up paying expenses. It was later determined that Michael Xirinachs had paid certain expenses on behalf of River Rock starting in mid-July through Looking Glass Capital Consultants Inc., an S Corporation of which Mr. Xirinachs was sole shareholder (“Looking Glass”), and thereafter Mr. Xirinachs agreed to be jointly responsible for expenses with Mr. Chioini going forward. As a result, on September 14, 2022, the 2022 Group Agreement was amended to add Mr. Xirinachs, Looking Glass and Paul Tusa (the sole member of River Rock) as parties thereto and reflect the revised expense payment agreement. As revised,     (i) Mr. Jorgl, Mr. Chioini and Mr. Rice agreed to conduct a proxy solicitation and coordinate activities with respect to the Company and the nominations and all parties agreed not to take certain related actions without the mutual consent of Mr. Jorgl, Mr. Chioini and Mr. Rice, (ii) each party agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the other parties, and (iii) Mr. Chioini and Mr. Xirinachs jointly and severally agreed to bear expenses incurred in connection with the activities of the group.

The 2022 Group Agreement expired by its terms upon completion of the Company’s 2022 Annual Meeting of Stockholders, other than certain customary provisions that survived, including those related to expenses. As a result, Mr. Chioini and Mr. Xirinachs continue to be jointly responsible for expenses that remain unpaid and continue to be incurred in connection with the ongoing Delaware litigation related to the 2022 nomination. The 2022 Group Agreement provides that any reimbursement from the Company regarding the expenses paid by each of the parties will be allocated in proportion to the expenses paid. To date, Mr. Chioini and Mr. Xirinachs have jointly incurred approximately $2.0 million in aggregate expenses under the activities covered by the 2022 Group Agreement (which includes expenses for Alliance Advisors), of which approximately $0.7 million have been paid to date, with the remainder outstanding. The expenses from the Delaware litigation related to the 2022 nomination notice continue to accrue. Mr. Chioini and Mr. Xirinachs are on a payment plan with BakerHostetler for the payment of fees related to the ASFV Proxy Statement (as defined below) and related litigation costs. A significant majority of the expenses actually paid to date have been paid by Mr. Chioini. Although Mr. Chioini did not share with Mr. Xirinachs any specific details of his plans for the 2023 Annual Meeting of Stockholders or coordination with Messrs. Kellner and Deutsch, he has from time to time communicated with Mr. Xirinachs in an attempt to persuade him to pay his portion of the expenses as well as discuss other unrelated business matters. As part of these conversations, Mr. Chioini has made Mr. Xirinachs aware that he is still pursuing action with respect to the Company and that he would continue to seek reimbursement of expenses his and Mr. Xirinachs’s expenses.

Prior to the July 8, 2022 submission of the nominations notice, Mr. Chioini had numerous conversations with Mr. Xirinachs as Mr. Chioini attempted to organize the nominations and potential proxy contest and seek funding. Mr. Chioini asked Mr. Xirinachs to join the group, and Mr. Xirinachs considered it over a period of time and initially declined to join the group, but later, after the nomination notice was submitted, changed his mind and joined the group as set forth herein. Mr. Xirinachs attempted to assist in facilitating a transfer of Mr. Jorgl’s shares into record ownership, which, although necessary to submit the nominations, was viewed as a ministerial process and not within the commonly understood meaning of an agreement, arrangement, or understanding pursuant to which a nomination is made. In addition, Mr. Jorgl ultimately transferred shares into record ownership without the assistance of Mr. Xirinachs. The ultimate “agreement, arrangement, or understanding” is that Mr. Xirinachs would provide funding, and the background of how it came to be, is accurately described above and came about shortly after the submission of July 8, 2022 notice.

Neither Mr. Kellner nor Mr. Deutsch was party to the 2022 Group Agreement.

Reference is made to the definitive proxy statement of Mr. Jorgl, Mr. Chioini and Mr. Rice (the “ASFV Committee”) dated September 28, 2022 (the “ASFV Proxy Statement”) under the headings “Background of the Solicitation,” “Solicitation of Proxies,” and “Information About the Participants” for additional information, available here https://www.sec.gov/Archives/edgar/data/946644/000119312522253352/d329503ddefc14a.htm .

Messrs. Rice, Jorgl, and Xirinachs are not parties to the Group Agreement between the Nominating Stockholder and the Stockholder Nominees.

Statement Related to Mr. Lautz

Mr. Chioini was named as a nominee in the invalid attempt by Walter Ingvar Lautz on April 18, 2022, to nominate individuals to the Company’s Board pursuant to Rule 14a-8 under the Exchange Act. Mr. Lautz, based on the recommendation of and introduction by Franz Nicoli Tudor, was in contact with Mr. Chioini with respect to his nomination, and Mr. Chioini agreed to be nominated. Other than his agreement to be named as a nominee and cooperating by providing certain information about his qualifications to Mr. Lautz and Mr. Tudor, Mr. Chioini had no agreements, arrangements or understandings (whether written or oral, and including promises) with either Mr. Lautz or Mr. Tudor with respect to this matter.

While Messrs. Deutsch and Kellner were aware at the time of the efforts of Mr. Tudor and Mr. Lautz to nominate Mr. Chioini, and Mr. Tudor would have expected support from Messrs. Deutsch and Kellner based on their experience with the Company, they did not participate in this effort and neither had any agreements, arrangements or understandings (whether written or oral, and including promises) with Mr. Tudor or Mr. Lautz related to the 2022 nominations.

Mr. Lautz is not a party to the Group Agreement between the Nominating Stockholder and the Stockholder Nominees and has no agreements, arrangements or understandings (whether written or oral) with regard to the instant nomination notice and related efforts.

Statement Related to Mr. Tudor

Each of Messrs. Kellner, Deutsch and Chioini acknowledge relationships with Mr. Tudor. Mr. Deutsch has had a relationship with Mr. Tudor since they worked together in the early 2000s and they have continued to remain in contact and discuss various investment and business matters over the years, including, as the Company is aware, with respect to their investments in the Company. In particular, as they both grew increasingly frustrated with the Company’s performance and lack of responsiveness, they made attempts to engage with the Company and its representatives. Mr. Kellner became acquainted with Mr. Tudor through Mr. Deutsch around the time Mr. Kellner initially invested in the Company and has also communicated with Mr. Tudor on occasion with respect to the Company and other investments.

Mr. Chioini’s relationship with Mr. Tudor dates back to when Mr. Tudor provided consulting services to Rockwell Medical and Mr. Chioini and Mr. Tudor have maintained a business relationship since. Mr. Chioini’s first involvement with the Company came when Mr. Tudor recommended Mr. Chioini as a nominee on the failed Lautz nomination attempt. As disclosed in the ASFV Proxy Statement, Mr. Chioini had thereafter communicated with both Mr. Lautz and Mr. Tudor in June 2022 to see if either would be willing to nominate Mr. Chioini and Mr. Rice, but both declined. Mr. Chioini also introduced Mr. Tudor to Mr. Rice in June 2022 so that Mr. Tudor could share his existing research on the Company with Mr. Rice. While Mr. Tudor may have been aware of what was going on at the time and possibly viewed the nominations of Mr. Chioini and Mr. Rice by Mr. Jorgl as a continuation of any prior efforts he may have had, if any, with the failed Lautz nomination, Mr. Tudor did not have any material involvement in Mr. Jorgl’s nomination notice and related effort.

Mr. Deutsch also acknowledges that since about October 2022, Mr. Tudor has been providing part-time back-office support services to Mr. Deutsch for $2,000 per month. Mr. Deutsch offered this position to Mr. Tudor because he knew he needed a job and has limited resources. As a result of this relationship, Mr. Deutsch and Mr. Tudor communicate regularly and Mr. Tudor likely has some general awareness of Mr. Deutsch’s activities with respect to the Company. However, Mr. Deutsch has intentionally not shared with Mr. Tudor any specific information with respect to this nomination notice and other activities related to the Company, outside of any securities transactions, because Mr. Tudor would likely be aware of securities transactions by virtue of his work for Mr. Deutsch.

Mr. Tudor is not a party to the Group Agreement between the Nominating Stockholder and the Stockholder Nominees and has no agreements, arrangements or understandings (whether written or oral) with regard to the instant nomination notice and related efforts.

Statement Related to Mr. Rice

Messrs. Kellner, Deutch and Chioini had discussions with Mr. Rice with regard to being a potential director nominee. Ultimately, it was decided that Mr. Rice would not be nominated in this notice. Mr. Rice is not a party to the Group Agreement between the Nominating Stockholder and the Stockholder Nominees and has no agreements, arrangements or understandings (whether written or oral) with regard to the instant nomination notice and related efforts.

Statement Related to Mr. Jorgl

Mr. Jorgl is included on emails regarding ongoing litigation related to the 2022 nomination efforts. He is not a party to the Group Agreement between the Nominating Stockholder and the Stockholder Nominees and has no agreements, arrangements or understandings (whether written or oral) with regard to the instant nomination notice and related efforts.

Statement Related to Mr. Xirinachs

Mr. Xirinachs and Mr. Chioini are also jointly responsible for the litigation costs int eh Florida federal action that the Company brought against certain Company stockholders and non- stockholders in AIM Immunotech, Inc v. Tudor et al., Dkt. 22-00323 (M.D. Fla. 2022). They still owe BakerHostetler expenses for this representation and are on a payment plan. Mr. Xirinachs is included on emails regarding ongoing litigation related to the 2022 nomination efforts and the afore-referenced Florida federal action. He is not a party to the Group Agreement between the Nominating Stockholder and the Stockholder Nominees and has no agreements, arrangements or understandings (whether written or oral) with regard to the instant nomination notice and related efforts.

(E) (i) a complete and accurate description of all agreements, arrangements or understandings (whether written or oral, and including promises) between or among each Holder and/or any Stockholder Associated Person (as such terms “Holder” and “Stockholder Associated Person” are defined in this Section 1.4), on the one hand, and any Stockholder Nominee, on the other hand, (x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation), and/or (y) to nominate, submit, or otherwise recommend the Stockholder Nominee for appointment, election or re-election (or, for the avoidance of doubt, as a candidate for appointment, election or re-election) to any officer, executive officer or director role of any publicly listed company (including the Corporation), in each case, during the past ten (10) years; and (ii) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (i);

See the information under question 1(D) above.

With respect to clause (i)(x), Mr. Kellner and Mr. Deutsch have had a strong business and personal relationship for the past 25-plus years. They generally share a common approach in seeking companies that are mispriced by the market and over the years have occasionally shared ideas on the market and specific companies. While each of the Reporting Persons is a sophisticated and experienced investor and each operates independently in making investment decisions, through their long-standing relationship and sharing of information and ideas, they have invested in the same companies on numerous occasions, including the Company as described in this Notice. However, this is not a consulting or advisory relationship and, other than with respect to the Company as described in this Notice, the relationship has not involved the nomination, submission or recommendation of directors or officers of publicly listed companies.

(F) whether the Stockholder Nominee has (i) notified the board of directors of each publicly listed company at which the Stockholder Nominee serves as an officer, executive officer or director with respect to such Stockholder Nominee’s proposed nomination for election or re-election to the Board of Directors, and, (ii) as applicable, received all necessary consents to serve on the Board of Directors of the Corporation if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how the Stockholder Nominee intends to address such failure to receive such necessary consents);

Mr. Deutsch has notified the board of directors of Esquire Financial Holdings, Inc., on which he serves as a director, of his proposed nomination for election to the Board, and has received all necessary consents to serve on the Board. Mr. Deutsch does not serve as an officer or executive officer of any publicly listed company. Neither Mr. Kellner nor Mr. Chioini serves as an officer, executive officer or director of any publicly listed company.

(G) whether the Stockholder Nominee’s nomination, election or appointment, as applicable would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which such Stockholder Nominee serves as an officer, executive officer or director and, if so, a description of how the Stockholder Nominee intends to address such violation or contravention;

Mr. Deutsch’s nomination, election or appointment, as applicable, would not violate or contravene the corporate governance policy, including, without limitation, any conflicts of interest or “overboarding” policies of Esquire Financial Holdings, Inc., on which he serves as a director. Neither Mr. Kellner nor Mr. Chioini serves on the board of directors of any publicly listed company.

(H) the dates of first contact between any Holder and/or Stockholder Associated Person, on the one hand, and the Stockholder Nominee, on the other hand, with respect to (i) the Corporation and (ii) any proposed nomination or nominations of any person or persons (including, without limitation, any Stockholder Nominee) for election or re- election to the Board of Directors;

In and around early 2021, Mr. Deutsch, who had started investing in the Company in the prior year, shared with Mr. Kellner his views on the significant potential of the Company’s lead candidate, Ampligen, for multiple indications. Thereafter, Mr. Kellner invested in the Company and the Reporting Persons continued to communicate from time to time with respect to their investments in the Company.

Mr. Kellner first contacted Mr. Chioini in late 2022 to inquire into Mr. Chioini’s future plans regarding the Company Prior to that communication, Mr. Kellner and Mr. Chioini never had met or spoken to each other and they only became aware of the other after the Company brought an action against them as co-defendants in a Florida federal court for failure to file a Schedule 13D and alleged that they were part of a group for the 2022 nomination notice. At some point after Mr. Kellner first contacted Mr. Chioini in late 2022, Mr. Kellner introduced Mr. Chioini to Mr. Deutsch. Prior to that communication, Mr. Deutsch and Mr. Chioini never had met or spoken to each other and they only became aware of the other after the Company brought an action against them as co-defendants in a Florida federal court for failure to file a Schedule 13D and alleged that they were part of a group for the 2022 nomination notice. Mr. Chioini, Mr. Kellner, and Mr. Deutsch then communicated from time to time over the next few months regarding the Company and potential director nominees, to include potentially nominating Mr. Rice. Since the end of 2022, Messrs. Rice and Chioini occasionally spoke about the Company, the 2022 nomination notice and related litigation, and the possibility of a potential nomination notice in 2023, as well as being potential director nominees in a potential 2023 nomination notice. Mr. Rice spoke with Messrs. Kellner, Deutsch, and Chioini in July 2023 regarding potentially being nominated as director. It was ultimately decided that Mr. Rice would not be nominated in this notice. Before July 2023, these conversations were preliminary in nature and no decision was made to work together to advance potential nominations or otherwise to take any action with respect to the Company.

(I) the amount and nature of any direct or indirect economic or financial interest, if any, of the Stockholder Nominee, or of any immediate family member of such Stockholder Nominee, in any funds or vehicles managed by, under common management with or affiliated with any Holder or Stockholder Associated Person;

None of the Stockholder Nominees, nor their respective immediate family members, have any direct or indirect economic interest in any funds or vehicles managed by, under common management with or affiliated with, any other Holder or its respective Stockholder Associated Persons.

Refer to the information below question 3(B) for information about the interests of immediate family members of Stockholder Nominees.

(J) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements or understandings (whether written or oral) existing presently, that existed during the past three (3) years or that were offered during the past three (3) years (whether accepted or declined), and any other material relationships, between or among any Holder or any Stockholder Associated Person, on the one hand, and the Stockholder Nominee, any member of the immediate family of such Stockholder Nominee, and/or the Stockholder Nominee’s respective Affiliates and Associates, on the other hand (including the full legal names (and any alias names) of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (“Regulation S-K”) under the Securities Act of 1933 (the “Securities Act”) (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such Stockholder Nominee were a director or executive officer of such registrant;

Refer to the information below question 3(B).

(K) any other information relating to the Stockholder Nominee that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), and the rules and regulations promulgated thereunder (including such Stockholder Nominee’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected); and

The Nominating Stockholder believes that each Stockholder Nominee presently is, and if elected as a director of the Company, would qualify as, an “independent director” within the meaning of applicable NYSE American listing standards applicable to board composition (and applicable committees thereof). Notwithstanding the foregoing, the Nominating Stockholder acknowledges that no director of an NYSE American listed company qualifies as “independent” unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the Nominating Stockholder acknowledges that if any Stockholder Nominee is elected, the determination of the nominee’s independence ultimately rests with the judgment and discretion of the Board.

No Stockholder Nominee holds any positions or offices with the Company; no Stockholder Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer or other Stockholder Nominee; and no companies or organizations, with which any Stockholder Nominee has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. Except as described herein, no Stockholder Nominee is party to any arrangement or understanding between him and any other person(s) pursuant to which the Stockholder Nominee was or is to be selected as a director or nominee. Except as described herein, there are no legal proceedings to which any Stockholder Nominee or any of their associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation SK of the Exchange Act occurred during the past 10 years.

See also the information below question 3(E).

The written consents of each Stockholder Nominee are attached hereto in Exhibit A.

(L) a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (e) of this Section 1.4;

The completed and signed questionnaires, representations and agreements are delivered herewith.

(3)	as to the Holders:

(A) the full legal name (and any alias names used) and address of each Holder (including, in the case of the Noticing Stockholder and any other Holder who is a stockholder of record of the Corporation, the name and address as they appear on the Corporation’s books), and the full legal name (and any alias names used) and address of each Stockholder Associated Person (as defined in this Section 1.4), if any;

Ted Douglas Kellner

Business Address:

790 North Water Street, Suite 2175

Milwaukee, WI 53202

Residence Address:

5112 W Highland Road

Mequon, WI 53092

Todd Adam Deutsch

Business and Residence Address:

7 Old Wagon Lane

Old Westbury, NY 11568

Robert Louis Chioini

Business and Residence Address:

1530 Forest Bay Ct.

Wixom, MI 48393

The foregoing are the only persons acting in concert with respect to matters discussed herein. Refer to Exhibit B for additional information.

(B) as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to subclause (g) of this Section 1.4), (i) the class or series and number of shares of capital stock of the Corporation of each such class and series which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for purposes of this Section 1.4, any such person or entity shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition, or both)), (ii) any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series or shares of the Corporation or with a value derived in whole or in part from the value or any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder or any Stockholder Associated Person, (iii) a description of any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which each Holder and/or any Stockholder Associated Person has any right to vote or has granted a right to vote any shares or stock or any other security of the Corporation, (iv) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person acting in concert therewith, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Stockholder Associated Person within the last twelve (12) months in any class or series of the shares or other securities of the Corporation, (v) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other securities of the Corporation, (vi) any proportionate interest in shares of stock of any class or series or other underlying securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (vii) any performance- related fees (other than an asset-based fee) that each Holder or any Stockholder Associated Person is or may be entitled to based on any increase or decrease in the value of the stock or other securities of the Corporation or Derivative Instruments, if any, including without limitation, any such interests held by members of the immediate family as such Holder or any Stockholder Associated Person, (viii) any direct or indirect legal, economic, or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (X) vote to be taken at any annual or special meeting of stockholders of the Corporation or (Y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these by-laws, (ix) any direct or indirect legal, economic or financial interest or any Derivative Instrument or Short Interests in any principal competitor of the Corporation held by each Holder or any Stockholder Associated Person, (x) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with the Corporation, any Affiliate of the Corporation, or any principal competitor of the Corporation (including, in any such case, any employment agreement or consulting agreement); and (xi) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably likely to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate (the information specified in this paragraph (c)(3)(B) of this Section 1.4 shall be referred to as the “Specified Information”);

Mr. Kellner is the record holder of 1,000 shares of Common Stock and the beneficial owner of 1,443,000 shares of Common Stock. These shares are held as follows: 1,000 shares of Common Stock are held in Mr. Kellner’s name individually; 1,049,00 shares of Common Stock are held by the Kellner, Ted D. Revocable Trust, of which Mr. Kellner and his wife, Mary T. Kellner, are co- trustees; 270,000 shares of Common Stock are held by the Beta Fund Investment Club, of which Mr. Kellner is manager; 98,000 shares of Common Stock are held by the Kellner, Jack F Desc Trust FBO Ted D. Kellner, of which Mr. Kellner is trustee; and 25,000 shares of Common Stock are held by Kellner, Ted Combined Profit Sharing/Money Purchase Plan, of which Mr. Kellner is trustee.

Mr. Kellner could also be deemed to share beneficial ownership of an additional 479,000 shares of Common Stock beneficially owned by family members and other persons. These shares are held as follows (with an explanation of the persons(s) with beneficial ownership): 120,000 shares of Common Stock are held by the Kelben Foundation, a charitable family foundation managed by Mr. Kellner’s wife; 100,000 shares of Common Stock are held by Jack W. Kellner, Mr. Kellner’s brother; 90,000 shares of Common Stock are held by the Kellner GRAT, of which Mr. Kellner’s wife is the trustee; 46,000 shares of Common Stock are held by Kellner, Jack F Desc Trust FBO Jack W. Kellner, of which Mr. Kellner’s brother is trustee; 35,000 shares of Common Stock are held by the Revocable Living Trust of Jack T. Kellner, of which Mr. Kellner’s son is trustee; 35,000 shares of Common Stock are held by the Schultz, Ryan D. and Kristin K. Revocable Trust, of which Mr. Kellner’s daughter and son-in-law are trustees; 30,000 shares of Common Stock are held by the Kellner 2020 Grandchildren’s Trust, which has a third party trustee but is for the benefit of Mr. Kellner’s grandchildren; and 23,000 shares of Common Stock are held by the Lueck, Brent W. and Laura H. Revocable Living Trust, of which Mr. Kellner’s daughter and son- in-law are trustees.

Mr. Kellner and his family members are the financial and economic beneficiaries of all of shares of Common Stock described in the preceding two paragraphs, except for the shares held by the Kelben Foundation, a charitable family foundation focused on education and health programs, and the Beta Fund Investment Club, an investment club managed by Mr. Kellner primarily for friends for which he receives no compensation for his services and of which he owns a majority of the assets.

Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock. Mr. Deutsch could also be deemed to share beneficial ownership of an additional 60,000 shares of Common Stock, 50,000 of which are held by his father, Jay Deutsch, and 10,000 of which are held by his mother, Bonnie Deutsch.

While the “group” for Section 13(d) purposes consisting of Mr. Kellner and Mr. Deutsch is considered the beneficial owner of the shares of Common Stock beneficially owned by each of them, it is not the case that each of them (or Mr. Chioini) is deemed the beneficial owner of shares of Common Stock beneficially owned by the others. This is pointed out because last year the Company noted as a reason for the denial of Mr. Jorgl’s nomination that the shares beneficially owned by members of his alleged group were “imputed” to him and he did not disclose that beneficial ownership. Setting aside the question of whether a group existed, this rationale reflects a misunderstanding of the federal securities laws. “The formation of a group under Rule 13d-5(b), without more, does not result in the attribution of beneficial ownership to each group member of the securities beneficially owned by other members.” Exchange Act Sections 13(d) and 13(g) and Regulation 13D-G Beneficial Ownership Reporting C&DI Question 105.06. In this case, the Group Agreement (which is fully described herein and publicly available) does not give any party beneficial ownership over the shares of Common Stock beneficially owned by another party.

With respect to clause (viii), as provided by the Group Agreement, the Nominating Stockholder and the other Stockholder Nominees agreed that they intend to seek reimbursement from the Company for their expenses, as well as expenses incurred by the ASFV Committee and related participants in connection with their nominations and solicitation (including related litigation costs) for the Company’s 2022 Annual Meeting of Stockholders. Therefore, each of them will have an economic and financial interest in the outcome of the election at the 2023 Annual Meeting of Stockholders to the extent of the expenses they incur in connection with their activities, which are not determinable at this time. Mr. Chioini has an additional economic and financial interest because he incurred expenses in connection with the 2022 Annual Meeting of Stockholders. See the information below question 1(D) for additional details about this interest.

With respect to clause (ix), reference is made to the Company’s Form 10-K filed on March 31, 2023 with the SEC wherein the Company identified as competitors Pfizer, GlaxoSmithKline, Merck & Co., Novartis, AstraZeneca, Baxter International, Fletcher/CSI, AVANT Immunotherapeutics, AVI BioPharma and Genta. Mr. Kellner currently holds 47,200 shares of Merck & Co., and Mr. Deutsch currently holds 100 shares of Baxter International and approximately 2,500 shares of Pfizer. For the avoidance of doubt, none of the Nominating Stockholder nor the Stockholder Nominees has determined, nor admits, that such companies are in fact principal competitors of the Company.

With respect to clause (xi), reference is made to the now dismissed action brought by the Company in U.S. District Court for the Middle District of Florida, Ocala Division against the Nominating Stockholder and Stockholder Nominees and others alleging violations of Section 13(d) of the Exchange Act, as well as the ongoing proceedings in the Delaware Court of Chancery that commenced with Mr. Jorgl’s action brought after the Company’s denied his nominations notice last year (in which although none of the Nominating Stockholder or the Stockholder Nominees are or were party to, each was subject to discovery and Mr. Chioini had and has an interest as a proposed nominee, participant in the solicitation and person jointly responsible for expenses as described above below question 1(D)).

(C) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business;

The Nominating Stockholder represents that he is a holder of record of stock of the Corporation entitled to vote at the Annual Meeting, will continue to be a stockholder of record of the Corporation entitled to vote at the Annual Meeting through the date thereof and intends to appear in person or by proxy at the Annual Meeting to propose the nominations of the Stockholder Nominees.

(D) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any;

See the information on Schedule 13D filed by the Nominating Stockholder and Mr. Deutsch with the Commission on July  27, 2023, available at https://www.sec.gov/Archives/edgar/data/946644/000119312523196184/d538857dsc13d.htm.

(E) any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

Exhibit C provides information with respect to all Company securities purchased or sold in the past two years by each Holder and each Stockholder Associated Person.

Other than as stated elsewhere in this Notice: no Holder or Stockholder Associated Person has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Annual Meeting; during the past 10 years, no Holder or Stockholder Associated Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); no Holder or Stockholder Associated Person is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; no associate of any Holder or Stockholder Associated Person owns beneficially, directly or indirectly, any securities of the Company; no Holder or Stockholder Associated Person owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; no Holder or Stockholder Associated Person, nor any immediate family members or associates of any of them, has a direct or indirect material interest in any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, that would be disclosable pursuant to Item 404 of Regulation S-K; no Holder or Stockholder Associated Person, nor any associates of any of them, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and there is no other information relating any Holder or Stockholder Associated Person that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(F) a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group that intends: (i) to deliver a proxy statement and/or form of proxy to holders of at least a percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (ii) to otherwise solicit proxies from stockholders in support of such nomination or other business;

The Nominating Stockholder represents that it, together with the other Stockholder Nominees, intends to deliver a proxy statement and/or form of proxy to holders of at least a percentage of the Corporation’s outstanding capital stock required to elect the Stockholder Nominees and to otherwise solicit proxies from stockholders in support of the Stockholder Nominees.

(G) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation; and

The Nominating Stockholder certifies that that each Holder and Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation.

(H) if any Holder and/or Stockholder Associated Person intends to solicit proxies in support of director nominees, the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision);

The Nominating Stockholder, together with the other Stockholder Nominees, intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the Stockholder Nominees.

This Notice shall also constitute the notice required by Rule 14a-19(a)(1) under the Exchange Act, on behalf of the Nominating Stockholder and the other Stockholder Nominees.

(4) the names (including, if known, the full legal names and any alias names used) and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to support such Stockholder Proposal or Stockholder Proposals (including, without limitation, any nominations), and to the extent known, the class or series and number of all shares of the Corporation’s capital stock owned beneficially or of record by each such other stockholder or other beneficial owner; and

No such stockholders are known by any Holder or Stockholder Associated Person at this time, because no Holders or Stockholder Associated Persons have specifically discussed the nomination of the Stockholder Nominees for election to the Board at the 2023 Annual Meeting of Stockholders of the Company with stockholders outside of themselves. Based on their discussions in the past with other stockholders from time to time, Mr. Chioini’s involvement in the solicitation with respect to last year’s annual meeting and the Company’ s reported past voting results, it is anticipated that there will be broad general support among the other stockholders once such nomination is made public.

While the Nominating Stockholder believes various requirements in the Bylaws are overly burdensome and purport to require information which is irrelevant or which the Company does not have any legitimate need for, and reserves all rights to challenge the validity of any provision of the Bylaws, it is noted that this provision in particular is an excessive overreach and a clearly improper attempt gain an unfair advantage in the event of a proxy contest. If any Holder or Stockholder Associated Person had received any voting commitment or similar agreement, arrangement or understanding, it would be described elsewhere in this Notice. However, attempting to require the disclosure of any stockholder known to support the nominations, together with contact and ownership information, would allow the Board to engage in targeted solicitations of these persons. Together with the updating requirements in the Bylaws, which would require this disclosure again 10 business days prior to the Annual Meeting, when the parties would already be conducting active solicitation efforts, this provision is entirely inappropriate. It goes without saying that the Nominating Stockholder would not be able to obtain the same information from the Company.

(5) a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice.

The Nominating Stockholder represents that the information set forth in this Notice is accurate.

The Nominating Stockholder hereby states that based on the experience and qualifications of each of the Stockholder Nominees described in the Notice, that the Nominating Stockholder believes that each of the Stockholder Nominees is qualified to serve as a director of the Company. Information to establish that the Stockholder Nominees are so qualified is set forth elsewhere in this Notice. The Stockholder Nominees are not ineligible to serve as directors of the Company pursuant to the Bylaws and have provided the certifications and undertakings required by Section 2.2 thereof in the consents attached as Exhibit A. To the extent the Company requests additional information to determine that the Stockholder Nominees are eligible to serve on the Board if elected, the Nominating Stockholder will provide the Company with such additional information upon written request.

The Nominating Stockholder believes that this Notice is sufficient to provide adequate notice and information to the Company regarding the nomination of the Nominees and complies with all notification and other requirements applicable to the Company. If, however, you believe that this Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Nominating Stockholder requests that you so notify it by contacting John Harrington of Baker & Hostetler LLP by e-mail at jharrington@bakerlaw.com and John M. Seaman at Abrams & Bayliss by e-mail at seaman@AbramsBayliss.com. If the Company wishes to correspond with the Stockholder Nominees, including, for instance, by way of any requests for further information, the Nominating Stockholder requests that any and all such correspondence be directed to Mr. Harrington and Mr. Seaman.

Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Nominating Stockholder or any group of which the Nominating Stockholder is or may become a member or any other member thereof to the Company from and after the date hereof shall be deemed to constitute (i) an admission by the Nominating Stockholder or any group of which the Nominating Stockholder is or may become a member or any other member thereof that this Notice is or was in any way defective; (ii) an admission as to the legality or enforceability of any particular provision of the Bylaws of the Company or any other matter; (iii) a waiver by the Nominating Stockholder or any group of which the Nominating Stockholder may become a member or any other member thereof of the right to, in any way, contest or challenge the enforceability of any provision of the Bylaws, the Amended and Restated Certificate of Incorporation, as amended, of any other matter; or (iv) consent by the Nominating Stockholder or any group of which the Nominating Stockholder is or may become a member or any other member thereof to publicly disclose any information contained herein with respect to any such person or group.

[signature page follows]

Very truly yours,

/s/ Ted D. Kellner
Name: Ted D. Kellner

EXHIBIT A

NOMINEE CONSENTS

[attached]

EXHIBIT B

Other Stockholder Associated Persons

Immediate Family Members of Mr. Kellner:

[omitted from filed version]

Fiduciary Management, Inc., a Wisconsin corporation

(independent money management firm; Mr. Kellner is 10+% holder)

790 N. Water Street #2100

Milwaukee, WI 53202

Fiduciary Real Estate Management, Inc., a Wisconsin corporation

(owner and manager of multi-unit residential; Mr. Kellner is 10+% holder)

789 N. Water Street #500

Milwaukee, WI 53202

T&M Partners LLC, a Wisconsin limited liability company

(family office entity controlled by Mr. Kellner and family)

790 N. Water Street #2175

Milwaukee, WI 53202

Kelben Foundation, Inc. a Wisconsin non-stock corporation

(family foundation focused on education and health programs)

790 N. Water Street #2175

Milwaukee, WI 53202

Refer to the information under question 3(b) for the names of various trusts that are “associates” of Mr. Kellner.

Immediate Family Members of Mr. Deutsch:

[omitted from filed version]

TAD Consultants LLC, a New York limited liability company

(business consulting firm; Mr. Deutsch is a is 10+% holder)

7 Old Wagon Lane

Old Westbury, NY 11568

To the extent the Company considers Esquire Financial Holdings, Inc. to an affiliate of Mr. Deutsch solely due to his service as a director, information can be obtained from public filings available on the SEC website.

Mr. Deutsch is a trustee (along with his father) and beneficiary of The Todd Deutsch Investment Trust 10 19 07 dtd.

All above listed individuals are United States Citizens.

EXHIBIT C

TRANSACTIONS IN PAST TWO YEARS

1.	Ted D. Kellner:

Date of Transaction	Action	Shares
12/15/2021	Buy	27,128
12/16/2021	Buy	22,872
12/31/2021	Buy	100,000
10/21/2022	Buy	70,883
10/24/2022	Buy	19,580
10/25/2022	Buy	55,308
10/26/2022	Buy	11,821
10/27/2022	Buy	42,408

All above listed transactions in the Kellner, Ted D Revocable Trust or Beta Fund Investment Club.

2.	Todd Deutsch

Date of Transaction	Action	Shares
08/25/2021	Buy	50,000
08/26/2021	Buy	50,000
09/01/2021	Sell	2,000
09/02/2021	Sell	434
09/09/2021	Buy	12,434
09/10/2021	Buy	10,000
09/13/2021	Buy	40,000
01/03/2022	Buy	1,000
01/19/2022	Buy	10,000
01/20/2022	Buy	371
02/10/2022	Sell	100
03/09/2022	Buy	600
03/16/2022	Buy	1,600
03/16/2022	Buy	10,000	*
03/16/2022	Sell	100
03/21/2022	Sell	500
03/24/2022	Buy	500
03/24/2022	Sell	300
04/11/2022	Buy	3,978
04/11/2022	Sell	3,078
04/12/2022	Buy	60,000
04/12/2022	Sell	46,600
04/13/2022	Buy	3,358
04/13/2023	Sell	300
04/14/2022	Buy	342
04/28/2022	Sell	200
05/05/2022	Sell	300
05/06/2022	Sell	799

05/09/2022	Sell	1,800
05/10/2022	Sell	700
05/11/2022	Sell	3,406
05/19/2022	Sell	295
06/09/2022	Sell	400
09/07/2022	Sell	600
09/12/2022	Buy	558
11/01/2022	Sell	3,558
12/30/2022	Buy	19,066
01/09/2023	Sell	300
01/11/2023	Sell	1,200
01/12/2023	Sell	3,843
01/17/2023	Sell	1,957
04/13/2023	Sell	300
04/14/2023	Sell	200
04/17/2023	Sell	500
04/18/2023	Sell	406
04/19/2023	Sell	594
04/20/2023	Sell	1,000
06/26/2023	Buy	400
06/30/2023	Buy	100
06/30/2023	Sell	1,000
07/19/2023	Sell	4,437
07/20/2023	Sell	2,000
07/21/2023	Sell	100
07/25/2023	Sell	100
07/26/2023	Sell	4,800

*	Reflects shares purchased and held by Mr. Deutsch’s father.

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